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                                 EXHIBIT 11.1
                                CONSILIUM, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)
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

                                                               Three Months Ended
                                                                   January 31,
                                                               ------------------
                                                                 1996     1995
                                                               -------  -------
Primary and fully diluted
   earnings per share:

Weighted average number of                                       7,703    7,468
   shares outstanding
Weighted average number of shares                                  557      153
   computed using the treasury
   stock method
                                                               -------  -------
Weighted average number of shares
   outstanding, as adjusted                                      8,260    7,621
                                                               =======  =======

Net income                                                     $   222  $    98
                                                               =======  =======

Net income per share                                           $  0.03  $  0.01
                                                               =======  =======
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Note: There is no material difference in the calculation of primary and fully diluted income per share.